Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 4, 2022, except for the effects of the reverse share split described in Note 2 to the consolidated financial statements, as to which the date is June 30, 2022, relating to the consolidated financial statements of ProMIS Neurosciences Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BAKER TILLY US, LLP

Tewksbury, Massachusetts

November 1, 2022